Exhibit 3.12
OPERATING
AGREEMENT

AMENDED AND RESTATED
OPERATING AGREEMENT
OF
DOCX, LLC
A GEORGIA LIMITED LIABILITY COMPANY
Dated as of September 1, 2005
Effective Time: 12:01 a.m.

-i-

AMENDED AND RESTATED OPERATING AGREEMENT
OF
DOCX, LLC
     This Amended and Restated Operating Agreement (this “Agreement”) of DOCX, LLC, a Georgia limited liability company (the “Company”) is executed effective as of September 1, 2005, 12:01 a.m., by Fidelity National Information Solutions, Inc., a Delaware corporation (the “FNIS”), as the sole member of the Company. (FNIS and any other members of the Company herein sometimes collectively referred to as the “Members”).
RECITALS
     WHEREAS, the Company was originally formed on September 28, 2004, by filing its Articles of Organization in the office of the Secretary of State of the State of Georgia (the “Certificate”); and
     WHEREAS, pursuant to that Purchase Agreement dated as of August 31, 2005 (“Purchase Agreement”), by and among FNIS, the Company, BDOCX Corporation, a Georgia corporation (“BDOCX”), FDOX, LLC, a Colorado limited liability company (“FDOX”), JDOCX Corporation, an Ohio corporation (“JDOCX”), (BDOCX, FDOX and JDOCX are herein sometimes collectively referred to as the “Sellers”), Lorraine Brown, Robert B. Ferguson, Jr., David Ferguson, Ellen Ferguson, Kenneth Ferguson, Francine Ferguson, Lori Ferguson Furth, Daniel Theodore Furth (UTMA), Joel Leon Furth (UTMA), Eric Walker Furth (UTMA), James W. Robbins, and Zora S. Robbins, the Sellers, among other things, sold all of the outstanding membership interests to FNIS; and
     WHEREAS, pursuant to the transactions contemplated by the Purchase Agreement, the Sellers adopted and amended the operating agreement (the “Original Operating Agreement”) that was the original Operating Agreement of DOCX Limited Liability Company, a Colorado corporation (the “Old DOCX”); and
     WHEREAS, as a result of the transactions contemplated by the Purchase Agreement, FNIS owns 100% of the membership interests in the Company; and
     WHEREAS, FNIS, as the sole member of the Company, desires to amend and restate the Original Operating Agreement in its entirety for the purposes and upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the Company hereby agrees as follows:
     1. Name. The name of the limited liability company formed hereby is DOCX, LLC (the “Company”).
     2. Articles of Organization. The Articles of Organization relating to the Company was filed with the Secretary of State of the State of Georgia on September 28, 2004, and

Lorraine Brown is designated as an authorized person within the meaning of the Act for purposes of filing the Articles of Organization.
     3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Georgia Limited Liability Company Act (the “Act”).
     4. Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:
     (a) acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;
     (b) act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;
     (c) take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;
     (d) operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;
     (e) borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;
     (f) invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;
     (g) prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;
     (h) enter into, perform and carry out contracts, agreements or documents of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

     (i) employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;
     (j) enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and
     (k) do such other things and engage in such other activities as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.
     5. Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Member.
     6. Registered Office. The address of the registered office of the Company in the State of Georgia is c/o CT Corporation, 1201 Peachtree Street, NE, Atlanta, GA 30361.
     7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Georgia is CT Corporation, 1201 Peachtree Street, NE, Atlanta, GA 30361.
     8. Member. The name and the mailing address of the Member is set forth on Schedule A attached hereto.
     9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.
     10. Additional Contributions. The Member is not required to make any additional capital contributions to the Company.
     11. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member in accordance with the percentage interest and sharing ratio set forth on Schedule A.
     12. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any member on account of its interest in the Company if such distribution would violate Section 14-11-407 of the Act, any other provisions of the Act or other applicable law.
     13. Management. In accordance with Section 14-11-304 of the Act, management of the Company shall be vested in the Member effective upon the effective date of this Agreement. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Georgia. The Member has the authority to bind the Company.
     14. Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign, in writing, titles (including, without limitation, Chief Executive Officer, Chief Compliance Officer, President, Vice President, Secretary and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Georgia, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 14 may be revoked at any time by the Member. The initial Officers are listed on Schedule B attached hereto. The Member may revise Schedule B at any time.
     15. Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.
     16. Exculpation and Indemnification. Neither the Member nor any Officer shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement, except that such Member or Officer shall be liable for any such loss, damage or claim incurred by reason of such Member’s or Officer’s willful misconduct. To the fullest extent permitted by applicable law, the Member or Officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member or Officer by reason of any act or omission performed or omitted by such Member or Officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer by this Agreement, except that neither the Member nor any Officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member or Officer by reason of willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 16 shall be provided out of and to the extent of Company assets only, and no Member shall not have personal liability on account thereof.
     17. Assignment. The Member may assign in whole or in part its membership interest at any time. If the Member transfers all of its membership interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor member shall cease to be a member of the Company in the event such transfer or member has assigned all of its membership interest.
     18. Non-Entity for Federal Income Tax Purposes. The Company shall not make elections or file returns for federal income tax purposes. The Company shall conduct its affairs so as to be disregarded for federal income tax purposes as an entity separate from the Members pursuant to Treasury Regulation § 301.7701-3(b)(l)(ii).

     19. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the written consent of the Member.
     20. Dissolution.
     (a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member; (ii) the retirement or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the Act; or (iii) the entry of a decree of judicial dissolution under the Act.
     (b) The bankruptcy of the Member will not cause such member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.
     (c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act.
     21. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.
     22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.
     23. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof, and supersedes all prior understandings or agreements of the Member with respect to the subject matter hereof.
     24. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Georgia (without regard to conflict of laws or principles), all rights and remedies being governed by said laws.
     25. Amendments. This Agreement may not be modified, altered, supplemented or amended, except pursuant to a written agreement executed and delivered by all of the Members at the time of the amendment.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement to be effective as of September 1, 2005, 12:01 a.m.

COMPANY: DOCX, LLC a Georgia limited liability company
By:	/s/ Ernest Smith
	Name:	Ernest Smith
	Title:	CEO

MEMBER: FIDELITY NATIONAL INFORMATION SOLUTIONS, INC. a Delaware corporation
By:	/s/ Todd Johnson
	Name:	Todd Johnson
	Title:	SVP and Secretary

(signature page to Amended and Restated Operating Agreement)

Schedule A
to
Amended and Restated Operating Agreement
of
DOCX, LLC
MEMBER INFORMATION

		Agreed Value of	Membership
Name	Mailing Address	Capital Contribution	Interest/Sharing Ratio
Fidelity National Information Solutions, Inc.	601 Riverside Avenue 12th Floor Jacksonville, FL 32204	$1,000.00	100%

Schedule B
To
Amended and Restated Operating Agreement
of
DOCX, LLC
LIST OF OFFICERS AND TITLES

Name	Title

Ernie Smith	Chief Executive Officer

Miriam Moore	Chief Operating Officer

Lorraine Brown	President

Ronald Meharg	Chief Compliance Officer

Todd C. Johnson	Senior Vice President and Secretary

Patrick G. Farenga	Vice President and Treasurer